OHR PHARMACEUTICAL, INC. 10-Q/A

EXHIBIT 10.45

SECOND RESEARCH AGREEMENT

THIS Second Research Agreement (this “Agreement”) is made and entered into effective as of July 30, 2013 (the “Effective Date”), by and between SKS Ocular, LLC, a Delaware limited liability company and its subsidiary, C Therapeutics, LLC, having a principal place of business at 57 Meadow Woods Road, Great Neck, New York 11020 (collectively “SKS”) and Alcon Research, Ltd., a Delaware corporation with its principal place of business at 6201 South Freeway, Fort Worth, Texas 76134-2099 (“Alcon”). SKS and Alcon may be referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS SKS owns or has rights in and to technology relating to formulating active agents for sustained release.

WHEREAS SKS desires to develop and apply SKS’s technology to create sustained release formulations of Alcon’s proprietary compound, [redacted].

WHEREAS SKS and Alcon entered into a Research Agreement dated effective October 25, 2012 (the “First Research Agreement”) to provide for the funding and performance of such research, as further described therein.

WHEREAS SKS and Alcon now desire to enter into this Second Research Agreement to provide for further research and collaboration related to the application of SKS’s technology to create sustained release formulations of [redacted]*.

WHEREAS Alcon desires to conduct, with assistance from SKS, a pharmacokinetics and safety study (the “PK Study”) to generate data for the purpose of testing three sustained release formulations containing [redacted]against certain performance criteria established by the Parties.

NOW, THEREFORE, in consideration of the premises and of the performance of the covenants contained in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout this Agreement.

1.1

“Affiliate” As utilized herein, the term “Affiliate” means, with respect to a Party, any entity or person that, directly or indirectly, controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

*The confidential portions of this agreement have been omitted, as indicated by the [redacted] notation, and filed separately with the Securities and Exchange Commission.

1.2

“Alcon Know-How” means all unpatented technical, scientific, business, trade secret, and other information related to the Compound, including Results, whether patentable or not, that (a) is controlled by Alcon or an Affiliate of Alcon (and not controlled by SKS or an Affiliate of SKS) and (b) (i) is disclosed by Alcon to SKS during the term of the Agreement for use in connection with SKS’s performance of the Research Plan, (ii) or arises from activities under this Agreement or the First Research Agreement.

1.3

“Combined Materials” means any materials produced in the collaboration under the First Research Agreement or this Agreement that incorporate both the Compound on the one hand, and SKS Technology or SKS Background TP on the other hand, including without limitation all formulations incorporating both (a) such Compound and (b) SKS Technology (or SKS Background IP). It is understood that the term Combined Materials shall include any and all formulations of the Compound delivered by SKS to Alcon hereunder.

1.4

“Compound” means the proprietary compound owned or controlled by Alcon or an Affiliate of Alcon known as [redacted].

1.5

“Confidential Information” means any information relating to SKS Technology, SKS Background IP, Alcon Know-How, the Combined Materials, the Placebo Materials or the Compound, in each case disclosed by or on behalf of one Party to the other Party hereunder, including, without limitation, any information relating to regulatory documentation, clinical studies and tests performed on the Compound, data, or processes used in the performance of the Research Plan, disclosed in any form including, without limitation, oral and written form, software stored and samples provided.

1.6

“Field” means the treatment of human ophthalmologic diseases and conditions via locally applied pharmaceutical compositions.

1.7

“Intellectual Property” means all right, title and interest in all inventions, discoveries, concepts, improvements, processes, developments, designs, trade secrets, know- how, systems, methods, techniques, equipment specifications, descriptions, drawings, technical information, data, and materials, in each case whether patentable or unpatentable, and all Patents claiming any of the foregoing, and all other intellectual property rights.

1.8

“Materials” means the Compound, the Combined Materials (including the Study Formulations) and the Placebo Materials.

1.9

“Patent” means any patent or patent application, together with all additions, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, and renewals of any of the foregoing.

1.10

“Placebo Materials” means the placebo formulations delivered by SKS to Alcon hereunder.

1.11

“Research Plan” means the program of research set forth in Appendix 2, as may be amended from time to time pursuant to the terms of this Agreement, which the Parties desire to conduct as further research activities designed to help pursue the development of a sustained release formulation containing the Compound meeting criteria established by the Parties.

1.12

“SKS Background IP” means any Intellectual Property (i) owned or controlled by SKS as of the Effective Date or (ii) owned or controlled by SKS independent of this Agreement during the term of this Agreement.

1.13

“SKS Competitor” means any Third Party engaged in the business of developing sustained release drug formulations.

1.14

“SKS Technology” means the SKS proprietary sustained release formulation technology described in Appendix 1.

1.15

“Study Formulations” means the following formulations of Combined Materials containing the Compound: (a) SKS-7-F37-22; (b) SKS-7-F353; and (c) 55-50-13.

1.16

“Third Party” means any party other than Alcon, SKS and their Affiliates.

2.	RESEARCH; THE PK STUDY

2.1

Within thirty (30) days from the Effective Date, SKS shall provide to Alcon sufficient quantities of the Study Formulations to complete the PK Study. SKS shall also provide thereafter such additional quantities of the Study Formulations as Alcon may reasonably request to complete the PK Study. During the term of this agreement, SKS shall provide to Alcon, for no additional consideration, any assistance and technical expertise reasonably requested by Alcon to support the PK Study.

2.2

To the extent necessary, Alcon will upon SKS’s request provide additional quantities of the Compound reasonably required to facilitate the PK Study.

2.3

SKS will use the Compound solely for the performance of the Research Plan and SKS shall not use such Compound or the Combined Materials for any other purpose (including use alone or in combination with other compounds in humans) without Alcon’s prior written consent. Alcon will use the Combined Materials (including the Study Formulations) and the Placebo Materials, as well as any related material or substance that is developed or derived therefrom, solely for purposes of conducting the activities assigned to Alcon under this Agreement and the Research Plan. Alcon agrees that it will not undertake to reverse engineer or otherwise produce the Combined Materials or the Placebo Materials or any related material or substance that is developed or derived therefrom, without SKS’s prior written consent.

2.4

SKS will not permit the Compound, or any Combined Materials, to come into the possession or control of any other person except those directly engaged in the Research Plan. Alcon shall not permit the Combined Materials or the Placebo Materials or any related material or substance that is developed or derived therefrom to come into the possession or control of any other person except those Alcon employees directly engaged in the Research Plan, and such employees shall be given possession of the Combined Materials and/or the Placebo Materials solely for the purposes of conducting the activities assigned to Alcon under the Research Plan.

2.5

During the term of this Agreement, SKS shall not make the Materials available to any Third Party for the purpose of evaluating the possible use of the Materials in the Field. During the period commencing on the Effective Date and ending on the date that is sixty (60) days after the date Alcon delivers to SKS the Results created during the PK Study, SKS shall not license or sell the SKS Technology to a Third Party for use with the Compound in the Field.

2.6

In handling the Compound, the Placebo Materials and any Combined Materials, the Parties shall comply with all local laws and requirements and shall ensure that all permitted users comply with all local laws and requirements.

2.7

The Parties shall jointly own the data generated during the course of the conduct of the Research Plan hereunder; provided that (a) each of SKS and Alcon agrees not to license the data to any Third Party, and (b) Alcon agrees not to disclose the data to any SKS Competitor.

2.8

Alcon agrees to provide SKS with a written summary of the results and data arising from the PK Study and the activities conducted by Alcon under the Research Plan (“Alcon Results” and together with the Results generated under the First Research Agreements, the “Results”) following the completion of the activities assigned to Alcon under the Research Plan. Neither Party may disclose the Results to any Third Party without the other Party’s prior written approval.

2.9

If requested by Alcon during the Term of this Agreement, the Parties shall negotiate in good faith a separate agreement to cover a potential licensing transaction, acquisition or the conduct of further research and development activities through proof of concept of a sustained release formulation containing the Compound that meets product performance criteria to be established by the Parties. It is understood that neither Party shall be under any obligation to conduct any research or development activities beyond those set forth under this Agreement until this separate agreement is mutually agreed and executed by the Parties.

3.	GOVERNANCE

3.1

Formation and Function of JSC. Within thirty (30) days of the Effective Date, the Parties will form a committee (the “Joint Scientific Committee” or “JSC”) to govern the research collaboration under the terms of this Agreement. The JSC will initially consist of two (2) representatives from each of the Parties; thereafter, the JSC may approve changes in the size of the JSC. provided that it shall at all times consist of an equal number of representatives of each Party. A Party may change its respective appointments to the ISC at any time upon giving written notice to the other Party. All actions taken and decisions made by the JSC shall be by unanimous agreement, with the representatives of Alcon having one vole collectively and the representatives of SKS having one vote collectively. The JSC shall review, comment upon, approve and oversee the implementation of the Research Plan Taking into account all relevant factors, the JSC shall also have the authority to approve changes to and deviations from the Research Plan, provided that no such changes shall impose obligations on SKS or require any expenditures by SKS greater than outlined in this agreement. For clarity, in no case will the changes to the Research Plan require SKS to deliver any Combined Materials In excess of amounts agreed in the initial Research Plan (as described in the SKS Confidential Presentation dated May 20, 2013). The JSC shall have no authority to amend or otherwise modify this Agreement. The JSC will name two operational coordinators (which may be one of a Party’s JSC representatives), one from each Party, to coordinate the day-to-day activities associated with the research collaboration under the terms of this Agreement. The JSC will meet at least once every sixty (60 days, or more frequently if mutually agreed. The JSC may meet by telephone, in person or by video conference or other acceptable means as are agreeable to the members of the JSC. No JSC meeting may be convened unless at least one representative of each Party is participating. Attendance at meetings shall be at the respective expense of the participating Parties. Alcon and SKS shall alternate the right to determine the location of each meeting of the JSC, with Alcon determining the location of the first meeting of such committee. The first meeting of the JSC shall occur within thirty (30) days after the Effective Date. The JSC will assure that agendas and minutes are prepared for each of its meetings.

3.2

JSC Decision-Making. If the JSC is unable to reach a unanimous vote on any matter within its authority, then the matter shall be referred to the Chief Executive Officer of SKS and the Senior Vice President of Research and Development, Chief Medical Officer of Alcon (each, the “Senior Officer” of the applicable Party), and they shall have ten (10) days to attempt in good faith to resolve the matter and thereby make the decision on behalf of the JSC. If the Senior Officers cannot resolve the matter within twenty (20) days, then the matter will be finally and bindingly resolved by the Division Head of Alcon in his or her sole discretion.

4.	CONFIDENTIALITY.

4.1

Each Party shall (a) only use the Confidential Information of the other Party for the purpose of carrying out the Research Plan and exercising its rights or fulfilling its obligations hereunder, and (b) keep confidential and not publish, make available or otherwise disclose such Confidential Information, except to its directors, officers, employees, contractors, advisor, Affiliates, or representatives with a need to know such Confidential Information to carry out or otherwise achieve the purpose of the Research Plan and who are bound by confidentiality and non-use obligations in all material respects equal to those hereunder. Each Party will maintain the other Party’s Confidential Information consistent with the policies and procedures that it uses to protect its own confidential information of a similar nature and will notify the other Party immediately, and cooperate fully, at such other Party’s reasonable request, upon the discovery of any loss or compromise of such other Party’s Confidential Information.

4.2

Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by written documentation by the receiving Party that such information or material:

a.

was already known to or possessed by the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;

b.

was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

c.

became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

d.

was independently developed by the receiving Party without use of the other Party’s Confidential Information as demonstrated by documented evidence prepared contemporaneously with such independent development; or

e.

was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

4.3

Each Party may disclose Confidential Information of the other Party to government or other regulatory authorities to the extent that such disclosure is required by applicable law, regulation, agency or court order; provided that the party making such disclosure shall provide reasonable advance notice to the Party from whom the Confidential Information was received, if possible, to allow that Party to oppose such disclosure or to request confidential treatment of such Confidential Information.

4.4

The foregoing obligations of confidentiality and non-use shall survive the expiration or termination of this Agreement. The duration of said obligations shall be determined as follows: (i) relative to trade secret information that is identified as such by the disclosing Party, the obligations shall remain in effect either indefinitely or until the obligations no longer apply as a result of events falling within subparagraphs (c), (d), or (e) above; and (ii) relative to all other types of Confidential Information, the obligations shall remain in effect for a period of five (5) years from the date of disclosure.

5.	PUBLICATION.

5.1

No written publication or oral or written disclosure of the Research Plan or any Results will be made by either Party, without the prior written approval of the other Party; provided that SKS may disclose the Research Plan and Results, subject to confidentiality and limited-use provisions at least as stringent as the provisions contained in this Agreement, to its or its Affiliates’ Board of Directors or Investment Advisory Board.

5.2

Notwithstanding the foregoing, SKS may, subject to confidentiality and limited- use provisions at least as stringent as the provisions contained in this Agreement, disclose the existence of this Agreement and SKS’s financial relationship with Alcon to its or its Affiliates’ current or potential investors or potential acquirers; provided, that, under no circumstance shall SKS disclose the Research Plan and/or Results to a current or potential investor, unless Alcon’s prior written consent is first obtained.

6.	OWNERSHIP.

6.1

All right, title and interest in and to the SKS Background TP and the Placebo Materials (including any Intellectual Property relating thereto) are and shall be vested in SKS. All right, title and interest in and to the Alcon Know-How and the Compound are and shall be vested in Alcon.

6.2

With respect to inventions which may arise hereunder, the following shall apply:

6.2.1

Inventions, patentable or not, which: (i) are made solely by employees of SKS or its Affiliates or other parties under obligation to assign their inventions to SKS or its Affiliates, and (ii) result from activities pursuant to this Agreement, shall be the exclusive property of SKS or its designated Affiliate;

6.2.2

Inventions, patentable or not, which: (i) are made jointly by employees of SKS or its Affiliates and employees of Alcon or its Affiliates, or other parties under obligation to assign their inventions to SKS or Alcon (or their Affiliates), and (ii) result from activities pursuant to this Agreement, shall be the joint property of SKS or its designated Affiliate and Alcon or its designated Affiliate (“Joint Inventions”); however, Alcon or its designated Affiliate shall have the right to negotiate a royalty bearing, exclusive, worldwide license to such Joint Inventions for purposes of researching and commercializing formulations of the Compound in the Field. It is understood that the foregoing sentence shall not obligate either Party to accept or agree to any agreement regarding such a license to the Joint Inventions or any terms or conditions in connection therewith, and that any such license to the Joint Inventions shall only be granted on terms that are mutually agreed by both Parties. The parties agree to keep each other informed of any Joint Inventions. The Parties shall mutually agree on the course for preparing, filing, prosecuting and maintaining any Patents directed to or covering any Joint Inventions.

6.2.3

Inventions, patentable or not, which: (i) are made solely by employees of Alcon or its Affiliates, and (ii) result from activities pursuant to this Agreement, shall be the exclusive property of Alcon or its designated Affiliate.

6.2.4

Each Party agrees not to seek or obtain any patent rights in any invention made in performing the Research Plan without the prior written consent of the other Party. Alcon and SKS each agree to obtain the cooperation of their arid their Affiliates’ respective employees and/or obligated parties in the preparation, filing, and prosecution of patent applications directed to any inventions which may arise hereunder. Each Party, at its sole discretion and expense, shall control the preparation, filing, prosecution and maintenance of any Patents directed to or covering any Invention that is the exclusive property of such Party pursuant to Section 6.2.1 or 6.2.3.

6.3

Subject to each Party’s obligations hereunder regarding the other Party’s Materials and Confidential Information, during the term of the Research Plan each Party shall have a non-exclusive, royalty-free license, without the right to sublicense, to use the Materials received from the other Party and the other Party’s Confidential Information solely for the purpose of performing the Research Plan.

6.4

No Implied Rights In Intellectual Properly. Except as expressly set forth in Section 6.3 hereof, nothing herein shall be deemed to grant either Alcon or SKS any rights under the other Party’s Intellectual Property. Inventorship of Intellectual Property resulting from activities pursuant to this Agreement will be determined according to U.S. law, unless otherwise agreed in writing by the Parties.

7.	PAYMENT.

[redacted].

8.	WARRANTY.

8.1

Alcon gives no warranty and makes no representation concerning the properties or fitness for any purpose of the Compound.

8.2

SKS SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE RESEARCH PLAN WILL BE SUCCESSFUL, IN WHOLE OR IN PART. THE FAILURE OF THE RESEARCH PLAN TO SUCCESSFULLY DEVELOP A SUSTAINED RELEASE FORMULATION OF THE COMPOUND THAT MEETS THE CRITERIA ESTABLISHED BY THE PARTIES WILL NOT CONSTITUTE A BREACH OF ANY REPRESENTATION OR WARRANTY OR OTHER OBLIGATION UNDER THIS AGREEMENT. SKS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SKS BACKGROUND IP, TFIE COMBINED MATERIALS, THE PLACEBO MATERIALS, OR INFORMATION DISCLOSED HEREUNDER, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

9.	TERM/TERMINATION.

This Agreement shall commence on the Effective Date and shall continue in full force and effect until the earlier of (i) sixty (60) days after the later of SKS’s receipt of the Alcon Results, or (ii) immediate termination by either Party upon written notice to the other Party in the event of a breach of this Agreement by the other Party that has not been cured within thirty (30) days after notice of said breach.

10.	MISCELLANEOUS.

10.1

The provisions set out in Sections 2.3, 2.4, 2.6, 2.7, 6.1, 6.2, and 6.4 and Articles 4, 5, 6, 8 and 10 of this Agreement shall remain in full force and effect following the expiration of this Agreement or any earlier termination of this Agreement under Article 9.

10.2

The construction, validity and performance of this Agreement shall be governed by the laws of the State of New York and the parties hereto agree that all disputes relating to this Agreement shall be subject to the exclusive jurisdiction of the courts of the State of New York.

10.3

This Agreement may not be assigned by either Party without the prior written consent of the other Party except that SKS may assign this agreement without such consent to an Affiliate or in connection with a merger, consolidation, change in control, transfer or sale of all or substantially all of the assets or business to which this Agreement relates. Alcon may assign this agreement without such consent to an Affiliate or in connection with a merger, consolidation, change in control, transfer or sale of all or substantially all of the assets or business to which this Agreement relates; provided that notwithstanding the foregoing, in no event may Alcon assign this agreement to an SKS Competitor without SKS’s prior written consent. Notwithstanding the foregoing, this Agreement shall also be binding upon and inure to the benefit of SKS’s or Alcon’s permitted successors and assigns and either Party shall be entitled hereunder to disclose or supply the Confidential Information to its Affiliates for purposes of pertbrming the Research Plan; provided that such party shall be responsible for and shall remain primarily liable for all acts and omissions of its Affiliates with respect to such Confidential Information as if such acts and omissions were its own.

10.4

Any notice or communication required or permitted to be given by either Party hereunder, shall be deemed sufficiently given, if sent by registered mail or express courier providing evidence of receipt, and addressed to the party to whom notice is given as follows:

IF TO Alcon:	Alcon
Attn: IP Counsel
6201 South Freeway, TB4-9
Fort Worth, TX 76134

IF TO SKS:	SKS Ocular, LLC
57 Meadow Woods Road
Great Neck, NY 11020

With a copy to:	Kenneth A. Clark
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304

10.5

The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.

10.6

If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then, to the fullest extent permitted by applicable law and if the rights and obligations of any Party will not be materially and adversely affected: (a) such provision will be given no effect by the Parties and shall not form part of this Agreement, (b) all other provisions of this Agreement shall remain in full force and effect, and (c) the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

10.7

This Agreement (together with the First Research Agreement) constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement (together with the First Research Agreement) supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement, except for the Confidentiality Agreement between the Parties dated May 25, 2011 and amended on April 19, 2012 (“Confidentiality Agreement”). The term of the Confidentiality Agreement is hereby extended to coincide with the term of this Agreement. For clarity, each Party’s rights and obligations with respect to any Confidential Information disclosed by the other Party to it after the Effective Date of this Agreement relating to the subject matter of this Agreement shall be governed by the terms of Article 4 of this Agreement, and not by the terms of the Confidentiality Agreement. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Appendices (and Exhibits thereto) referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. No modification will be effective unless in writing and signed by authorized representatives of both Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representative:

SKS OCULAR, LLC		ALCON RESEARCH, LTD.

By:		By:
	Jason Slaker, MD		James P. Jogerst
	President and CEO		VP Global Head
Business Development & Licensing

Date:		Date:

C THERAPEUTICS, LLC

By:
Jason Slaker, MD
President and CEO

Date:

Appendix 1

SKS Technology

Sol-Gel Phase-Reversible Hydorgel Templates and Uses Thereof (US Serial No. 12/286,147)

Microcapsules Containing Filling Material (Filed 20 September 2012)

Methods for Forming Multilayer Microparticles for Drug Delivery (Filed 20 September 2012)

Appendix 2

[redacted]